Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CFO and Senior Managing Director

dhyzak@mainstcapital.com

713-350-6000

Dennard Rupp Gray & Lascar, LLC

Ken Dennard | ksdennard@drg-l.com

Ben Burnham | bburnham@drg-l.com

713-529-6600

MAIN STREET CAPITAL UNDERWRITERS FULLY EXERCISE OVER-ALLOTMENT OPTION

HOUSTON, October 26, 2011 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that the underwriters of its recent follow-on public offering have fully exercised their over-allotment option and expect to purchase 450,000 additional shares of common stock at the offering price of $17.50 per share. The underwriters of Main Street’s offering elected to exercise the full amount of the over-allotment option prior to the expiration of the 30-day option period. The net proceeds from the exercise of the over-allotment option will be approximately $7.5 million, after deducting the applicable underwriting discounts. Including the net proceeds from exercise of the over-allotment option, the total net proceeds from Main Street’s offering, after deducting the applicable underwriting discounts and estimated expenses payable by Main Street, will amount to approximately $57.5 million. The closing of the over-allotment option is subject to customary closing conditions and is expected to occur on October 28, 2011.

Main Street intends to use all of the net proceeds from this offering to make portfolio investments in accordance with its investment objective and strategies, to make investments in marketable securities and idle funds investments, which may include investments in secured intermediate term bank debt, rated debt securities and other income producing investments, to repay outstanding debt borrowed under its $155 million credit facility, to pay operating expenses and other cash obligations, and for general corporate purposes.

The underwriters of this offering were Morgan Keegan & Company, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Robert W. Baird & Co. Incorporated, Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., Sanders Morris Harris Inc., D.A. Davidson & Co. and Wunderlich Securities, Inc. The shares are being sold pursuant to an effective shelf registration statement on Form N-2 that has been filed with, and has been declared effective by, the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares referred to in this press release.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies. Main Street’s lower middle market investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street also maintains a portfolio of privately placed, interest-bearing debt investments in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon Main Street management’s current expectations and are inherently uncertain. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

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